Exhibit 3.85

ARTICLES OF INCORPORATION

OF

DAUTERIVE HOSPITAL CORPORATION

I.

The name of this Corporation is Dauterive Hospital Corporation.

II.

The purposes for which this corporation is organized are:

1. To purchase, lease, or otherwise acquire, to operate, and to sell, lease or otherwise dispose of hospitals, convalescent homes, nursing homes and other institutions for the medical care and treatment of patients; to purchase, manufacture, or prepare and to sell or otherwise deal in, as principal or as agent, medical equipment and supplies; to constrict, or lease, and to operate restaurants, drug stores, gift shops, office buildings, and other facilities in connection with hospitals or other medical facilities owned or operated by it.

2. To purchase or otherwise acquire, to hold and to sell or otherwise dispose of the stocks, bonds and other securities of any corporation, foreign, or domestic; to exercise all powers and any or all rights and privileges of individual ownership or interest in respect to any and all such securities; to manage and to aid in any manner, by loan, guarantee, or otherwise, any corporation or corporations of which any securities are held by the corporation; and to do any and all acts or things necessary, expedient or calculated to protect, preserve or enhance the value of any such securities.

3. To engage in any lawful activity for which corporations may be formed under the Business Corporation Law of Louisiana.

III.

The Corporation has authority to issue one thousand (1,000) shares of $1 Par Value Common Capital Stock. All shares shall be of one class.

IV.

The names and addressees of the incorporators are:

Margaret B. Carr, One Park Plaza, Nashville, TN 37203

Bettye D. Daugherty, One Park Plaza, Nashville, TN 37203

V.

The duration of the Corporation: is perpetual.

VI.

Shareholders shall not have the preemptive rights.

Margaret B. Carr

Bettye D. Daugherty

STATE OF TENNESSEE	)

COUNTY OF DAVIDSON	)

On April 29TH, 1987 BEFORE ME, personally appeared Margaret D. Carr and Bettye D. Daugherty, known to me to be the persons described in and who executed the foregoing instrument, who acknowledged that they executed it as their free act and deed.

, Notary Public
Davidson County, Tennessee

My Commission Expires:

My Commission Expires Jan. 9, 1991